Exhibit 10.30

August 23, 2010

Bill Rossi

Palo Alto, California

Dear Bill:

Enphase Energy, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your title will be Chief Marketing Officer and you will report to Paul Nahi, President and CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part time) that would create a conflict of interest with your duties to the Company By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

In connection with your joining the Company, our mutual understanding and agreement is that you will relocate to Northern California by September 2011.

2. Cash Compensation. The Company will pay you a starting salary at the rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year, payable in accordance with the Company’s standard payroll schedule. Your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, during your first twelve months of employment, and subject to your continued employment with the Company, you will be eligible to receive a cash bonus of up to Forty Thousand Dollars ($40,000) (the “First Year Bonus”), based upon completion of objectives to be mutually agreed upon by you and the Company’s Chief Executive Officer (the “First Year MBO’s”). Bonuses in future periods, subject to your continued employment with the Company, are to be mutually agreed upon by you and the Company’s Chief Executive Officer. Bonus payment(s) will be paid to you within 60 days following the date that the Company determines that the applicable bonus has been earned, if any. You must be an employee in good standing on the date that an incentive compensation payment is to be paid in order to earn such payment.

3. Relocation Expenses. You will be eligible for reimbursement of up to Twenty Thousand Dollars ($20,000) in qualified relocation expenses for your move to Northern California in accordance with the Company’s expense reimbursement policies provided that you complete your relocation by September 2011 and that you are an employee in good standing on the date on which you submit the qualified expenses for reimbursement. You will be responsible for all state and federal income and employment taxes associated with these expense payments.

4. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in regular health insurance, profit sharing, bonus, and other employee benefit plans if and as established by the Company for its employees from time to time. In addition to your gross salary, the Company will make an annual contribution on your behalf to the Company’s 401(k) Plan of three percent (3%) of your “compensation”, as set forth in the Company’s 401(k) Plan, for the preceding 12-month period, subject to the provisions of the Company’s 401(k) Plan. The Company may change or cease to make these contributions in future calendar years by providing notice in advance of the beginning of the next plan year. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5. Expense. You will be reimbursed for reasonable legitimate business expenses incurred in the performance of your duties in accordance with the Company’s expense reimbursement policies, as in effect from time to time.

6. Stock Option Grant. Following execution of this letter agreement, we will recommend to the Board of Directors of the Company that you be granted a stock option (the “Option”) to purchase up to Two Million, Two Hundred Seventeen Thousand, One Hundred Eighty-Three (2,217,183) shares of Common Stock of the Company under the Company’s 2006 Equity Incentive Plan (the “Plan”). The exercise price per share will be equal to the fair market value per share on the date the Board approves such Option grant or on your first day of employment, whichever is later. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in and subject to the Plan and the applicable stock option agreement. Subject to your continued employment and the terms and conditions of the Plan and applicable agreement and except as otherwise described in Section 7 below, twenty-five percent (25%) of the Option shares will vest and become exercisable twelve (12) months following your first day of employment, and the balance will vest and become exercisable in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable stock option agreement.

With respect to the foregoing, the grant of the opportunity to purchase such shares by the Company is subject to the Board’s approval and this premise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.

7. Stock Option Vesting Acceleration Upon Termination of Employment Following a Change of Control. In the event of a Change of Control and, following such Change of Control, your employment is terminated by the Company or the surviving entity as a result of an involuntary termination other than for Cause at any time within 24 months of your first day of employment with the Company, then the Option referenced in Section 6 shall become immediately vested as to 50% of the total number of Option shares (including shares previously vested). No benefits under this Section 7 will apply after 24 months of your first day of employment with the Company, and the foregoing option vesting arrangement will only apply to the Option (your initial option grant referenced in Section 6), unless otherwise approved by the Board.

8. Parachute Payments. In the event that the acceleration and severance benefits provided for in this letter agreement and otherwise (A) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits hereunder shall be payable either: (X) in full, or (Y) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits hereunder, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the public accountants designated by the Company (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph. In the event that a reduction in payments and/or benefits is required under this paragraph, such reduction shall occur in the following order: (1) reduction of cash payments; (2) reduction of acceleration of vesting of options and shares; and (3) reduction of other benefits paid to you. If the acceleration of vesting of options and shares is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the highest price option grant or highest purchase price per share down to the lowest priced option grant or lowest purchase price per share.

9. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Notwithstanding the foregoing, if your employment is terminated by the Company as a result of an involuntary termination other than for Cause at any time within 12 months of your first day of employment with the Company, then, subject to the terms set forth in this letter agreement, you will be entitled to receive severance benefits as follows: (i) severance payments for a period of three (3) months following the date of your termination (the “Severance Period”) equal to your then current base salary, which payments shall be paid during the severance Period in accordance with the Company’s standard payroll practices, and (ii) continuation of the health insurance benefits provided to you for you and your eligible dependents at Company expense pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which you are no longer eligible for such

COBRA or other benefits under applicable law. For the avoidance of doubt, no benefits under this paragraph will apply after 12 months of your first day of employment with the Company.

10. Limitations and Conditions on Benefits.

(a) Income and Employment Taxes. You agree that you shall be responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment made under this letter agreement, that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed hereunder will be reduced to satisfy any such withholding or similar obligations that may apply.

(b) Code Section 409A. All payments to be made upon a termination of employment under this Agreement may be made only upon a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”). Notwithstanding any provision of this Agreement to the contrary, if, at the time of your termination of employment with the Company, you are a “specified employee” (as defined in Section 409A of the Code) and the deferral of the commencement of any severance payments or benefits otherwise payable pursuant to this letter agreement as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such severance payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your termination and are in excess of the lesser of (i) two (2) times your then annual compensation or (ii) two (2) times the limit on compensation then set forth in Section 401(a)(17) of the Code and will not be paid by the end of the second calendar year following the year in which the termination occurs, until the first payroll date that occurs after the date that is six (6) months following your Separation from Service with the Company (as defined under Code Section 409A). If any payments are deferred due to such requirements, such amounts will be paid in a lump sum to you on the earliest of (a) your death following the date of your termination of employment with the Company or (ii) the first payroll date that occurs after the date that is six (6) months following your Separation from Service with the Company. For these purposes, each severance payment or benefit is hereby designated as a separate payment or benefit and will not collectively be treated as a single payment or benefit. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A of the Code.

To the extent that any reimbursements or expense payments payable to you are subject to the provisions of Section 409A of the Code, any such reimbursements or payments shall be paid no later than December 31 of the year following the year in which, the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

(c) Release Prior to Receipt of Benefits. As a condition of receiving the termination benefits under this letter agreement, you shall execute, and allow to become effective, a release of claims agreement (the “Release”) not later than fifty (50) days following your Separation from Service in the form provided by the Company. Such Release shall specifically relate to all of your rights and claims in existence at the time of such execution and shall confirm your obligations under the Company’s standard Employee Invention Assignment and Confidentiality Agreement. Unless the Release is timely executed by you, delivered to the Company, and becomes effective within the required period (the date on which the Release becomes effective, the “Release Date”), you will not receive any of the benefits provided for under this letter agreement. In no event will benefits be provided to you until the Release becomes effective. Any lump sum payment owed to you shall be paid within ten (10) business days following the Release Date, but in no event later than March 15 of the year following the year in which the applicable event occurs.

11. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” attached hereto as Exhibit A as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that in any way competitive with the business or proposed business of the company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

12. Definition of Terms. The following terms referred to in this letter agreement shall have the following meanings:

(a) Change of Control. “Change of Control” shall mean a sale of all substantially all of the Company’s assets, or any merger or consolidation of company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, neither an equity financing occurring prior to an IPO nor an IPO will be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold in the transaction.

(b) Cause. “Cause” shall mean, as determined by the Board of Directors of the Company acting in good faith and based on information then known to it: (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) a material failure to comply with the Company’s written policies after having received from the Company notice of, and a reasonable time to cure, such failure; (C) repeated unexplained or unjustified absence from the Company; (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the company; (E) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company, which use or disclosure causes or is likely to cause material harm to the Company; or (F) your death or Permanent Disability.

(c) Permanent Disability. “Permanent Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

13. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco and Sonoma County in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company on the terms of this letter agreement. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 27, 2010. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before September 1, 2010.

Very truly yours,

ENPHASE ENERGY, INC.

By:	/s/ Paul Nahi
Paul Nahi
Title:	President and CEO

I have read and accept this employment offer:

/s/ Bill Rossi
Signature of Bill Rossi

Dated: 9/1/10

Attachment

Exhibit A: Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY

AGREEMENT

In consideration of, and as a condition of my employment with Emphase Energy, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company as follows:

Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 7 below), its rights in Inventions (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.

Disclosure of Inventions. I will promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask ;works, designs and trade secrets that I make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).

Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of my employment with the Company (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such prior Inventions. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

Work for Hire: Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OR THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN

EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights, and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.

Proprietary Information. I understand that my employment by the Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes, but is not limited to, Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.

Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.

No Breach of Prior Agreement. I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party. I represent that I will not bring with me to the Company or use in the performance of my duties for the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

Efforts: Duty Not to Compete. I understand that my employment with the Company requires my undivided attention and effort during normal business hours. While I am employed by the Company, I will not, without the Company’s express prior written consent, provide services to, or assist in any manner, any business or third party if such services or assistance would be in direct conflict with the Company’s business interests.

Notification. I hereby authorize the Company to notify third parties including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.

Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.

Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.

Name and Likeness Rights. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice,, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media), both during and after my employment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the . maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specially waived.

Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other partly to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

“At Will” Employment. I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time. I understand that I am an “at will” employee of the

Company and that my employment can be terminated at any time, with or without notice and with or without cause, for any reason or for no reason, by either the Company or myself. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time. This Agreement shall be effective as of the first day of my employment by the Company, which is May 3, 2010.

* * * * * *

In Witness Whereof, the parties have executed this Agreement as of 1st Sept 2010

Enphase Energy, Inc.:		Employee:

By:	/s/ Paul Nahi	/s/ Bill Rossi
Signature
Name:	Paul Nahi	Bill Rossi
Title:	President and CEO

Signature Page to Employee Invention Assignment and Confidentiality Agreement

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Breach Description

☒	No inventions or improvements

☐	Additional Sheets Attached

Signature of Employee:	/s/ Bill Rossi
Print Name of Employee:	Bill Rossi

Date: 9/1/10